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Exhibit (d)(8)

June 13, 2003

EXCO Resources, Inc.
6500 Greenville Ave.
Suite 600
Dallas, TX 75206

Attention:	Douglas Miller Chairman & CEO

Dear Doug:

        In connection with your consideration of a possible transaction (the "Transaction") with North Coast Energy, Inc. (the "Company"), the Company, Robert W. Baird & Co. Incorporated ("Baird"), acting as the Company's financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature ("Evaluation Material").

        By execution of this letter agreement (the "Agreement"), you agree to treat all Evaluation Material confidentially and to observe the terms and conditions set forth herein. For purposes of this Agreement, Evaluation Material shall include all information, regardless of the form in which it is communicated or maintained (whether prepared by the Company, Baird or otherwise) that contains or otherwise reflects information concerning the Company that you or your Representatives (as defined below) may be provided by or on behalf of the Company or Baird in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material ("Notes"). You shall not be required to maintain the confidentiality of those portions of the Evaluation Material that (i) are now or become generally available to the public other than as as result of a disclosure by you or any of your Representatives, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to Agreement, provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material or (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material.

        You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material, except that you may disclose Evaluation Material to your directors, officers, employees, partners (in a legally recognized partnership entity), affiliates, agents, advisors or representatives ("Representatives"), to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence, provided, however, that you shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto and you shall be responsible for any breach of the Agreement by any of your Representatives.

        You agree that you will not use the Evaluation Material in any way directly or indirectly detrimental to the Company. In particular you agree that for a period of two years from the date of the signing of this Agreement you and your affiliates and Representatives will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise (i) divert or attempt to divert any business or customer of the Company or any of its affiliates; nor (ii) employ or attempt to employ or divert an employee of the Company or any of its affiliates (provided that this clause shall not apply to unsolicited applicants or to applicants responding to a general solicitation not targeted to employees of the Company or its affiliates).

        In addition, you agree that you will not make any disclosure that you are having or have had discussions concerning a Transaction, that you have received Evaluation Material or that you are considering a possible Transaction; provided that you may make such disclosure if you have received the written opinion of your counsel that such disclosure must be made by you in order that you not commit a violation of law and, prior to such disclosure, you promptly advise and consult with the Company and its legal counsel concerning the information you propose to disclose.

        Although the Company has endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, Baird or any of their affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy of completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

        In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the written opinion of your counsel, is legally required to be disclosed and, upon the Company's request, use your best efforts to obtain assurances that confidential treatment will be accorded to such information.

        All Evaluation Material shall be and shall remain the property of the Company. If you decide that you do not wish to proceed with a Transaction, you will promptly notify Baird of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will within two business days redeliver to us all copies of the Evaluation Material, destroy all Notes and deliver to Baird and the Company a certificate executed by one of your duly authorized officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

        You hereby acknowledge that you are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

        You agree that, for a period of two years from the date of this agreement, unless such shall have been specifically invited in writing by the Board of Directors of the Company, neither you nor any of your Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during any such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

        You understand that (i) the Company and Baird shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or Baird or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than those against the parties to a definitive agreement with you in accordance with the terms thereof). You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction.

        It is further understood and agreed that Baird will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions, regarding procedures, will be submitted or directed exclusively to Baird, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Evaluation Material or a Transaction.

        You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach (and you agree not to oppose the granting of such relief), and you further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

        All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and Baird, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with Baird, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

        It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

        You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Akron, Ohio or the Northern District of Ohio over any suit, action or proceeding arising out of or relating to this letter. You hereby agree that service of any process, summons, notice or document by U.S. registered or certified mail addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevcocably and unconditionally waive any objection to the placing of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced by suit upon such judgment, in any other courts to whose jurisdiction you are or may be subject.

        In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

        Your non-disclosure obligations under this Agreement shall terminate on the second anniversary of the date of this Agreement.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute on and the same instrument. This Agreement may be delivered by facsimile, and any signature thereon shall be deemed to be an original.

        This Agreement shall (i) be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, (ii) inure to the benefit of the Company, its stockholders and affiliates and their respective successors and assigns and (iii) be binding upon you, your successors and your assigns.

If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED As Agent for North Coast Energy, Inc.
By:	/s/ JULIEN DARMON
Its:	Vice President
Confirmed and Agreed to:
EXCO RESOURCES, INC.
By:	/s/ RICHARD E. MILLER
Its:	Vice President
Date:	6-20-3

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  Exhibit (d)(8)